Exhibit 99(l)

             [LETTERHEAD OF CLARK, THOMAS & WINTERS]



                        November 4, 1996



Entergy Gulf States, Inc.
639 Loyola Avenue
New Orleans, LA  70112
Attn: Chris Barrilleaux


     Re:  SEC Form 10-Q of Entergy Gulf States, Inc. (the
          "Company") for the quarter ending September 30,
          1996

Dear Mr. Barrilleaux:

     Our firm has rendered to the Company two opinion letters dated September 30, 1992 and August 8, 1994, concerning certain issues presented in the appeal of PUCT Docket No. 7195 now pending in the Supreme Court of Texas. In connection with the above-referenced Form 10-Q, we confirm to you as of the date hereof that we continue to hold the opinions set forth in the letter dated August 8, 1994 and in the September 30, 1992 letter which addressed the recovery of $1.45 billion of abeyed construction costs.<FN1>



                              CLARK, THOMAS & WINTERS
                              A Professional Corporation


                              /s/ Clark, Thomas & Winters,
                              A Professional Corporation


_______________________________
<FN1>  The opinion letters dated September 30, 1992 indicate that the amount of River Bend plant costs held in abeyance was $1.45 billion. The more correct amount, as indicated by the Company in its securities filings to which those opinions related, is $1.4 billion.